Exhibit 99.1
MALIBU BOATS, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR FISCAL 2026 RESULTS
Board Authorizes Fiscal 2027 Share Repurchase Program of $70 Million

Loudon, TN - August 27, 2026 - Malibu Boats, Inc. (Nasdaq: MBUU) announced its financial results for the fourth quarter and fiscal year ended June 30, 2026.
Fourth Quarter Fiscal 2026 Highlights Compared to Fourth Quarter Fiscal 2025
•Net sales increased 42.7% to $295.5 million
•Unit volume increased 19.2% to 1,456 units
•Gross profit increased 59.4% to $52.2 million
•General and administrative expenses increased to $31.8 million
•GAAP net income increased 53.7% to $7.4 million
•GAAP net income available to Class A Common Stock per share (diluted) increased 54.2% to $0.37 per share
•Adjusted EBITDA increased 59.7% to $31.4 million
•Adjusted net income per share increased 95.2% to $0.82 per share on a weighted average share count of 19.7 million shares of Class A Common Stock
•Cash flows provided by operating activities increased 28.1% to $27.0 million
•Free cash flow increased 19.3% to $17.0 million
Fiscal Year 2026 Highlights Compared to Fiscal Year 2025
•Net sales increased 13.3% to $914.6 million
•Unit volume increased 0.9% to 4,944 units
•Gross profit increased 1.7% to $146.5 million
•General and administrative expenses increased to $105.1 million
•GAAP net income decreased 88.8% to $1.7 million
•GAAP net income available to Class A Common Stock per share (diluted) decreased 88.2% to $0.09 per share
•Adjusted EBITDA decreased 1.1% to $73.9 million
•Adjusted net income per share decreased 3.8% to $1.52 on a weighted average share count of 19.3 million shares of Class A Common Stock
•Cash flows provided by operating activities increased 19.5% to $67.5 million
•Free cash flow increased 48.3% to $43.2 million

Exhibit 99.1

Steve Menneto, President and Chief Executive Officer of Malibu Boats, Inc., commented, "Fiscal 2026 demonstrated the power of our strategic execution. We delivered a strong finish to the year, driven by better than expected net sales, disciplined cost management, dealer network optimization, and the successful integration of Saxdor in our first four months with the business. We also invested meaningfully in innovation as our Model Year 2026 lineup added eleven new models across the portfolio that brought new features as well as value to our product line. The Saxdor integration is progressing well, with the completion of our first domestically-built Saxdor boats at our Fort Pierce, Florida facility expected in the first half of fiscal 2027. While we're seeing early signs of stabilization across the industry, we are contending with macro disruptions that continue to pressure the payment buyer, which presents a near-term headwind to an inflection in the cycle. That said, we like how we're positioned relative to the industry heading into fiscal 2027 and expect to build on the momentum we established, while remaining intentional about our outlook until we see more durable evidence of a broader recovery."

David Black, Chief Financial Officer of Malibu Boats, Inc., added, "We closed the year with a strong balance sheet and began our new fiscal year with the completion of our credit agreement refinancing, which extends our maturity through 2031 and gives us added liquidity and flexibility. Our leverage remains well below our stated maximum target, even after financing the Saxdor acquisition. While we chose to pause our open market purchases during our lender negotiations, the Board authorized a new $70 million share repurchase program for fiscal 2027 in June, and we closed our refinancing in July, underscoring our confidence in the business and our commitment to returning capital to shareholders. With that flexibility now in place, we remain opportunistic on capital allocation and are well positioned to keep investing in the business as we move through fiscal 2027."
Results of Operations for the Fourth Quarter and Fiscal Year 2026 (Unaudited)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2026	2025	2026	2025

	(In thousands, except unit and per unit data)
Net Sales	$295,537	$207,039	$914,590	$807,561
Gross Profit	$52,190	$32,740	$146,520	$144,091
Gross Profit Margin	17.7%	15.8%	16.0%	17.8%
Net Income	$7,366	$4,793	$1,707	$15,240
Net Income Margin	2.5%	2.3%	0.2%	1.9%
Adjusted EBITDA	$31,393	$19,657	$73,936	$74,770
Adjusted EBITDA Margin	10.6%	9.5%	8.1%	9.3%
Comparison of the Fourth Quarter Ended June 30, 2026 to the Fourth Quarter Ended June 30, 2025
Net sales for the three months ended June 30, 2026 increased $88.5 million, or 42.7%, to $295.5 million, compared to the three months ended June 30, 2025. The increase in net sales was driven primarily by $61.2 million of revenue from the new Saxdor segment due to the recent acquisition, increased unit volumes in our Cobalt and Saltwater segments, a favorable model mix across all three existing segments, and year-over-year price increases, partially offset by decreased unit volumes in our Malibu segment. Unit volume for the three months ended June 30, 2026 increased 235 units, or 19.2%, to 1,456 units compared to the three months ended June 30, 2025. Our unit volume increased primarily due to an additional 180 units contributed by Saxdor as well as increased unit volume in our Cobalt and Saltwater segments, partially offset by decreased unit volumes in our Malibu segment.
Net sales attributable to our Malibu segment increased $2.6 million, or 3.2%, to $82.9 million for the three months ended June 30, 2026 compared to the three months ended June 30, 2025. Unit volumes attributable to our Malibu segment decreased 14 units, or 2.5%, for the three months ended June 30, 2026 compared to the three months ended June 30, 2025, primarily due to lower wholesale shipments driven by lower retail activity. The increase in net sales was driven by a favorable model mix and year-over-year price increases, partially offset by a decrease in units.
Net sales attributable to our Saltwater Fishing segment increased $8.1 million, or 11.1%, to $80.9 million, for the three months ended June 30, 2026, compared to the three months ended June 30, 2025. Unit volumes increased 7

Exhibit 99.1
units, or 2.2% for the three months ended June 30, 2026 compared to the three months ended June 30, 2025, primarily due to higher wholesale shipments as a result of firming dealer inventory levels in pockets of the portfolio. The increase in net sales was driven by an increase in units, a favorable model mix and year-over-year price increases.
Net sales attributable to our Cobalt segment increased $16.7 million, or 31.0%, to $70.5 million for the three months ended June 30, 2026 compared to the three months ended June 30, 2025. Unit volumes attributable to Cobalt increased 62 units, or 18.9% for the three months ended June 30, 2026 compared to the three months ended June 30, 2025, primarily due to higher wholesale shipments as a result of firming dealer inventory levels in pockets of the portfolio. The increase in net sales was driven by an increase in units, a favorable model mix and year-over-year price increases.
Net sales attributable to our Saxdor segment were $61.2 million for the three months ended June 30, 2026. Unit volumes were 180 units for the three months ended June 30, 2026.
Overall consolidated net sales per unit increased 19.7% to $202,979 per unit for the three months ended June 30, 2026 compared to the three months ended June 30, 2025. Net sales per unit for our Malibu segment increased 5.8% to $149,110 per unit for the three months ended June 30, 2026 compared to the three months ended June 30, 2025, driven by a favorable model mix and year-over-year price increases. Net sales per unit for our Saltwater Fishing segment increased 8.7% to $245,267 for the three months ended June 30, 2026 compared to the three months ended June 30, 2025, driven by a favorable model mix and year-over-year price increases. Net sales per unit for our Cobalt segment increased 10.2% to $180,841 per unit for the three months ended June 30, 2026 compared to the three months ended June 30, 2025, driven by favorable model mix and year-over-year price increases. For the three months ended June 30, 2026, net sales per unit for our Saxdor segment were $339,811.
Cost of sales for the three months ended June 30, 2026 increased $69.0 million, or 39.6%, to $243.3 million as compared to the three months ended June 30, 2025. The increase in cost of sales was primarily driven by cost of sales from the new Saxdor segment due to the recent acquisition, a 19.2% increase in units, a more expensive model mix across all three existing segments and inflationary pressures. In the Malibu, Saltwater Fishing and Cobalt segments, per unit material and labor costs were a net increase of $0.1 million, $6.4 million, and $3.3 million, respectively, driven by inflationary pressures and an increased mix of models that corresponded with higher net sales per unit.
Gross profit for the three months ended June 30, 2026 increased $19.5 million, or 59.4%, to $52.2 million compared to the three months ended June 30, 2025. The increase in gross profit was driven primarily by higher net sales, partially offset by increased cost of sales for the reasons noted above. Gross margin for the three months ended June 30, 2026 increased 190 basis points from 15.8% to 17.7%, driven by an increased mix of models that carry a higher gross margin.
Selling and marketing expenses for the three months ended June 30, 2026 increased $1.4 million, or 25.7%, to $6.8 million compared to the three months ended June 30, 2025. The increase was driven primarily by higher personnel-related expenses and an incremental increase due to the new Saxdor segment. As a percentage of sales, selling and marketing expenses decreased 30 basis points to 2.3% for the three months ended June 30, 2026 as compared to the three months ended June 30, 2025. General and administrative expenses for the three months ended June 30, 2026 increased $12.9 million, or 68.8%, to $31.8 million as compared to the three months ended June 30, 2025. The increase in general and administrative expenses was driven primarily by acquisition related expenses incurred due to the Saxdor acquisition, an incremental increase due to the new Saxdor segment and increases in incentive pay. As a percentage of sales, general and administrative expenses increased 170 basis points to 10.8% for the three months ended June 30, 2026 compared to the three months ended June 30, 2025. Amortization expense for the three months ended June 30, 2026 increased $2.6 million to $4.3 million for the three months ended June 30, 2026 as compared to the three months ended June 30, 2025. The increase was due to the additional intangibles acquired from the Saxdor acquisition.
Operating income for the three months ended June 30, 2026 increased to $9.3 million from $6.8 million for the three months ended June 30, 2025. Net income for the three months ended June 30, 2026 increased 53.7% to a net income

Exhibit 99.1
of $7.4 million from $4.8 million and net income margin increased to 2.5% from 2.3% for the three months ended June 30, 2025. Adjusted EBITDA for the three months ended June 30, 2026 increased 59.7% to $31.4 million from $19.7 million, while Adjusted EBITDA margin increased to 10.6% from 9.5% for the three months ended June 30, 2025.
Comparison of the Fiscal Year Ended June 30, 2026 to the Fiscal Year Ended June 30, 2025
Net sales for fiscal year 2026 increased $107.0 million, or 13.3%, to $914.6 million, compared to fiscal year 2025. The increase in net sales was driven primarily by $84.3 million of revenue from the new Saxdor segment due to the recent acquisition, a favorable model mix across all three existing segments and year-over-year price increases, partially offset by decreased unit volumes across all three existing segments resulting primarily from lower wholesale shipments. Unit volume for fiscal year 2026 increased 46 units, or 0.9%, to 4,944 units compared to fiscal year 2025. Our unit volume increased primarily due to an additional 246 units contributed by Saxdor, partially offset by lower wholesale shipments across all three existing segments driven by lower retail activity.

Net sales attributable to our Malibu segment increased $0.2 million, or 0.1%, to $312.9 million for fiscal year 2026 compared to fiscal year 2025. Unit volumes attributable to our Malibu segment decreased 73 units for fiscal year 2026 compared to fiscal year 2025, primarily due to lower wholesale shipments driven by lower retail activity during the period. The increase in net sales was primarily driven by a favorable model mix and year-over-year price increases, partially offset by a decrease in units.

Net sales attributable to our Saltwater Fishing segment increased $4.4 million, or 1.6%, to $284.0 million for fiscal year 2026 compared to fiscal year 2025. Unit volumes decreased 53 units for fiscal year 2026 compared to fiscal year 2025, primarily due to lower wholesale shipments driven by lower retail activity during the period. The increase in net sales was driven by a favorable model mix and year-over-year price increases, partially offset by a decrease in units.

Net sales attributable to our Cobalt segment increased $18.1 million, or 8.4%, to $233.4 million for fiscal year 2026 compared to fiscal year 2025. Unit volumes attributable to Cobalt decreased 74 units for fiscal year 2026 compared to fiscal year 2025, primarily due to lower wholesale shipments driven by lower retail activity and our dealers' desire to hold less inventory. The increase in net sales was driven primarily by a favorable model mix and year-over-year price increases, partially offset by a decrease in units.
Since our acquisition on March 2, 2026, net sales and unit volume attributable to our Saxdor segment were $84.3 million and 246 units, respectively for the year ended June 30, 2026.

Overall consolidated net sales per unit increased 12.2% to $184,990 per unit for fiscal year 2026 compared to fiscal year 2025. Net sales per unit for our Malibu segment increased 3.5% to $145,538 per unit for fiscal year 2026 compared to fiscal year 2025, driven by a favorable model mix and year-over-year price increases, partially offset by increased dealer incentive costs per unit. Net sales per unit for our Saltwater Fishing segment increased 6.0% to $234,135 per unit for fiscal year 2026 compared to fiscal year 2025, driven by a favorable model mix and year-over-year price increases, partially offset by increased dealer incentive costs per unit. Net sales per unit for our Cobalt segment increased 14.4% to $174,812 per unit for fiscal year 2026 compared to fiscal year 2025, driven by favorable model mix and year-over-year price increases. Since our acquisition on March 2, 2026, net sales per unit for our Saxdor segment was $342,695.

Cost of sales for fiscal year 2026 increased $104.6 million, or 15.8%, to $768.1 million compared to fiscal year 2025. The increase in cost of sales was primarily driven by cost of sales from the new Saxdor segment due to the recent acquisition and higher per unit material and labor costs for the Malibu, Saltwater Fishing, and Cobalt segments. In the Malibu segment, per unit material and labor costs increased by $10.9 million driven by a more expensive model mix that corresponded with higher net sales per unit and inflationary pressures. In the Saltwater Fishing segment, per unit material and labor costs increased $16.9 million driven by a more expensive model mix that corresponded with higher net sales per unit and inflationary pressures. In the Cobalt segment, per unit material

Exhibit 99.1
and labor costs increased $21.9 million driven by a more expensive model mix that corresponded with higher net sales per unit and inflationary pressures.

Gross profit for fiscal year 2026 increased $2.4 million, or 1.7%, compared to fiscal year 2025. The increase in gross profit was driven primarily by higher net sales, partially offset by increased cost of sales for the reasons noted above. Gross margin for fiscal year 2026 decreased 180 basis points from 17.8% to 16.0% driven primarily by higher per unit material and labor costs.

General and administrative expense for fiscal year 2026 increased $12.7 million, or 13.7%, to $105.1 million compared to fiscal year 2025. The increase in general and administrative expenses was primarily driven by acquisition related expenses incurred due to the Saxdor acquisition, an incremental increase due to the new Saxdor segment and increases in incentive pay and salaries, partially offset by a $3.5 million legal settlement in fiscal year 2025 along with decreased legal fees. As a percentage of sales, general and administrative expenses increased 10 basis points to 11.5% for fiscal year 2026 compared to 11.4% for fiscal year 2025. Selling and marketing expense for fiscal year 2026 increased $4.4 million, or 19.1% to $27.5 million compared to fiscal year 2025. The increase was driven primarily by higher personnel-related expenses and marketing events and an incremental increase due to the new Saxdor segment. As a percentage of sales, selling and marketing expense increased 10 basis points to 3.0% for fiscal year 2026 compared to 2.9% for fiscal year 2025. Amortization expense for fiscal year 2026 increased $4.0 million to $10.8 million due to the additional intangibles acquired from the Saxdor acquisition.

Operating income for fiscal year 2026 decreased to $3.1 million from $21.8 million for fiscal year 2025. Net income for fiscal year 2026 decreased 88.8% to $1.7 million from $15.2 million and net income margin decreased to 0.2% for fiscal year 2026 from 1.9% for fiscal year 2025. Adjusted EBITDA for fiscal year 2026 decreased 1.1% to $73.9 million from $74.8 million, while Adjusted EBITDA margin decreased to 8.1% for fiscal year 2026 from 9.3% for fiscal year 2025.
Balance Sheet, Cash Flow and Capital Allocation

As of June 30, 2026, the Company had $74.4 million of cash and $165.0 million of long-term debt, providing ample flexibility to support continued investment and the return of capital to shareholders.

As previously announced, on July 10, 2026, the Company successfully completed a refinancing of its credit facility extending the maturity date to July 2031 and enhancing its financial flexibility. The new structure includes a $100.0 million term loan facility alongside a $250.0 million revolving credit facility, replacing the prior $350.0 million revolving facility. The refinancing strengthens the Company's liquidity position and provides continued flexibility through an extended maturity to support continued investment in the business, Saxdor integration, and disciplined growth opportunities.

While the Company paused its share repurchase activities during the refinancing negotiations, the Board of Directors authorized a new $70 million share repurchase program for Fiscal 2027 in June 2026, reflecting strong confidence in the business and the Company's commitment to returning capital to shareholders while maintaining balance sheet strength.

For the full fiscal year ended June 30, 2026, the Company generated $67.5 million of cash from operations and invested $24.7 million in capital expenditures. Free cash flow was approximately $43.2 million, including nominal impacts from proceeds received on the sale of property, plant and equipment.

Exhibit 99.1

Fiscal 2027 Guidance
For the full fiscal year 2027, Malibu anticipates net sales in the range of $1.08 billion to $1.12 billion year-over-year, and Adjusted EBITDA ranging from $101 million to $109 million.
The Company has not provided reconciliations of guidance for Adjusted EBITDA, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures. These items include costs related to the Company’s vertical integration initiatives, acquisition integration initiatives, stock-based compensation expense and litigation expenses that are difficult to predict in advance in order to include in a GAAP estimate.
Webcast and Conference Call Information
The Company held a webcast and conference call to discuss fourth quarter and fiscal year 2026 results on Thursday, August 27, 2026, at 8:30 a.m. Eastern Time. A replay of the webcast will also be archived on the Company’s website for twelve months at http://investors.malibuboats.com.
About Malibu Boats, Inc.
Based in Loudon, Tennessee, Malibu Boats, Inc. (MBUU) is a leading designer, manufacturer and marketer of a diverse range of recreational powerboats, including performance sport boats, sterndrive boats, outboard boats, and premium adventure dayboats. Malibu Boats, Inc. is among the market leaders in the performance sport boat category through its Malibu and Axis boat brands, among the market leaders in the 20’ - 40’ segment of the sterndrive boat category through its Cobalt brand, and among the market leaders in the fiberglass outboard fishing boat market with its Pursuit and Maverick Boat Group brands, and among the market leaders in the premium adventure dayboat emerging market with its Saxdor brand. A pre-eminent innovator in the powerboat industry, Malibu Boats, Inc. designs products that appeal to an expanding range of recreational boaters, fishermen and water sports enthusiasts whose passion for boating is a key component of their active lifestyles. For more information, visit www.malibuboats.com, www.axiswake.com, www.cobaltboats.com, www.pursuitboats.com, www.maverickboatgroup.com, or www.saxdoryachts.com.
Non-GAAP Financial Measures
This release includes the following financial measures defined as non-GAAP financial measures by the Securities and Exchange Commission: Adjusted EBITDA, Adjusted EBITDA margin, adjusted net income, adjusted net income per share, and Free Cash Flow. These measures have limitations as analytical tools and should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with U.S. generally accepted accounting principles (“GAAP”) or as an indicator of our liquidity. Our presentation of these non-GAAP financial measures should also not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of these non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.
We define Adjusted EBITDA as net income before interest expense, income taxes, depreciation, amortization, and non-cash, non-operating expenses, or other expenses that we do not believe are indicative of our ongoing expenses, including litigation settlements, acquisition and integration related expenses, adjustment to earnout liability, certain professional fees, non-cash compensation expense and adjustments to our tax receivable agreement liability. We define Adjusted EBITDA margin as Adjusted EBITDA divided by net sales. Adjusted EBITDA and Adjusted EBITDA margin are not measures of net income as determined by GAAP. Management believes Adjusted EBITDA and Adjusted EBITDA margin allow investors to evaluate our operating performance and compare our results of operations from period to period on a consistent basis by excluding items that management does not believe are indicative of our core operating performance. Management uses Adjusted EBITDA to assist in highlighting trends in our operating results without regard to our financing methods, capital structure and non-recurring or non-

Exhibit 99.1
operating expenses. We exclude the items listed above from net income in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures, the methods by which assets were acquired and other factors. Adjusted EBITDA has limitations as an analytical tool and should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our liquidity.
Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historical costs of depreciable assets.
Adjusted net income per share is a non-GAAP financial measure that is used and disclosed by management in order to give management and its investors and analysts a more accurate picture of our underlying earnings performance. Adjusted net income per share, excludes items that management does not believe are indicative of our core operating performance.
We define adjusted net income per share as net income attributable to Malibu Boats, Inc. per share, excluding income tax expense, and non-cash, non-operating expenses, or other expenses that we do not believe are indicative of our ongoing expenses, litigation settlements, acquisition related amortization, acquisition and integration related expenses, adjustment to earnout liability, certain professional fees and non-cash compensation expense, and reflecting an adjustment for income tax expense on adjusted income before income taxes at our estimated effective income tax rate.
We exclude the items listed above from net income per share in arriving at adjusted net income per share because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, the methods by which assets were acquired and other factors. Adjusted net income per share has limitations as an analytical tool and should not be considered as an alternative to, or more meaningful than, net income per share as determined in accordance with GAAP or as an indicator of our liquidity. Certain items excluded are significant components in understanding and assessing a company’s financial performance. Our presentation of adjusted net income per share should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computation of this measure may not be comparable to other similarly titled measures of other companies.
A reconciliation of our net income as determined in accordance with GAAP to Adjusted EBITDA and a reconciliation of net income per share attributable to Malibu Boats, Inc. as determined in accordance with GAAP to adjusted net income per share is provided under "Reconciliation of Non-GAAP Financial Measures".
We define Free Cash Flow as net cash provided by operating activities, plus cash used for capital expenditures and plus proceeds from the sale of property plant and equipment.

Free Cash Flow has limitations as an analytical tool and should not be considered as an alternative to, or more meaningful than, net cash provided by operating activities as determined in accordance with GAAP or as an indicator of our liquidity. Our computation of this measure may not be comparable to other similarly titled measures of other companies.

A reconciliation of our net cash provided by operating activities as determined in accordance with GAAP to Free Cash Flow is provided under "Reconciliation of Non-GAAP Financial Measures".

Cautionary Statement Concerning Forward Looking Statements
This press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can be identified by such words and phrases as “believes,”

Exhibit 99.1
“anticipates,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and includes statements in this press release regarding our expectation that the first domestically-built Saxdor boats will be completed in our Fort Pierce, Florida facility in the first half of fiscal 2027; our expectation that macro disruptions will present a near-term headwind to an industry inflection; our expectation of building on our fiscal 2026 momentum in fiscal 2027; our plans for capital allocation, the Saxdor integration and continued investment in the business in fiscal 2027; and our guidance for fiscal year 2027 net sales and Adjusted EBITDA.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: our large fixed-cost base; our ability to execute our manufacturing strategy or accurately forecast demand for our products; our third-party suppliers’ increased costs or inability to adjust for our required production levels; our dependence on a small group of suppliers for components; our ability to meet our manufacturing workforce needs; our dependence on key management employees; our ability to grow our business through acquisitions and integrate such acquisitions to fully realize their expected benefits, including our recent acquisition of Saxdor; our growth strategy which may require us to secure significant additional capital; our ability to enhance existing products and develop and market new or enhanced products; compromises to information technology systems or those of third parties with whom we work or our data; difficulties presented by international economic, political, legal, and business factors; general economic conditions; risks and requirements related to transacting business in foreign countries; the continued strength and positive perception of our brands; increased consumer preference for used boats, electric boats, alternative fuel-powered boats or the supply of new boats by competitors in excess of demand; an increase in energy and fuel costs; the seasonality of our business; competition within our industry; inflation and heightened interest rates; our dependence on our network of independent dealers and increasing competition for dealers; the financial health of our dealers and their continued access to financing; our obligation to repurchase inventory of certain dealers; our exposure to risks associated with litigation, investigation and regulatory proceedings; an impairment in the carrying value of goodwill, trade names and other long-lived assets; significant product repair and/or replacement costs due to product warranty claims or product recalls; risks inherent in changes to U.S. trade policy, tariffs and import/export regulations; any failure to comply with laws and regulations including environmental, workplace safety and other regulatory requirements; our dependence upon distributions from the LLC for any cash obligations of Malibu Boats, Inc.; covenants in our credit agreement governing our revolving credit facility which may limit our operating flexibility; interest rate risk from our variable rate indebtedness; our obligation to make certain payments under a tax receivable agreement; and other factors affecting us detailed from time to time in our filings with the Securities and Exchange Commission. Many of these risks and uncertainties are outside our control, and there may be other risks and uncertainties which we do not currently anticipate because they relate to events and depend on circumstances that may or may not occur in the future. Although we believe that the expectations reflected in any forward-looking statements are based on reasonable assumptions at the time made, we can give no assurance that our expectations will be achieved. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation (and we expressly disclaim any obligation) to update or supplement any forward-looking statements that may become untrue because of subsequent events, whether because of new information, future events, changes in assumptions or otherwise. Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Investor Contacts

Malibu Boats, Inc.
David Black
Chief Financial Officer
(865) 458-5478
InvestorRelations@MalibuBoats.com

Exhibit 99.1
MALIBU BOATS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) (Unaudited)
(In thousands, except share and per share data)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2026	2025	2026	2025
Net sales	$295,537	$207,039	$914,590	$807,561
Cost of sales	243,347	174,299	768,070	663,470
Gross profit	52,190	32,740	146,520	144,091
Operating expenses:
Selling and marketing	6,773	5,390	27,480	23,071
General and administrative	31,772	18,826	105,136	92,460
Amortization	4,302	1,695	10,805	6,799
Operating income	9,343	6,829	3,099	21,761
Other expense, net:
Other income, net	(2,299)	(359)	(2,907)	(385)
Interest expense	1,916	377	3,559	1,883
Other expense, net	(383)	18	652	1,498
Income before provision for income taxes	9,726	6,811	2,447	20,263
Provision for income taxes	2,360	2,018	740	5,023
Net income	7,366	4,793	1,707	15,240
Net income attributable to non-controlling interest	134	119	54	361
Net income attributable to Malibu Boats, Inc.	$7,232	$4,674	$1,653	$14,879

Comprehensive income (loss):
Net income	$7,366	$4,793	$1,707	$15,240
Other comprehensive income (loss):
Change in cumulative translation adjustment	(1,529)	1,156	(5,985)	(448)
Other comprehensive (loss) income	(1,529)	1,156	(5,985)	(448)
Comprehensive income (loss)	5,837	5,949	(4,278)	14,792
Less: comprehensive income attributable to non-controlling interest	106	148	(15)	346
Comprehensive income (loss) attributable to Malibu Boats, Inc., net of tax	$5,731	$5,801	$(4,263)	$14,446

Weighted average shares outstanding used in computing net income per share:
Basic	19,723,237	19,326,533	19,304,771	19,664,337
Diluted	19,759,525	19,351,452	19,344,924	19,694,677
Net income available to Class A Common Stock per share:
Basic	$0.37	$0.24	$0.09	$0.76
Diluted	$0.37	$0.24	$0.09	$0.76

Exhibit 99.1
MALIBU BOATS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except share and per share data)

	June 30, 2026	June 30, 2025
Assets
Current assets
Cash	$74,419	$37,002
Trade receivables, net	33,353	23,034
Inventories, net	180,066	142,163
Prepaid expenses and other current assets	17,634	14,634
Assets held for sale	3,059	3,059
Total current assets	308,531	219,892
Property, plant and equipment, net	249,663	235,877
Goodwill	78,689	51,306
Other intangible assets, net	295,965	168,634
Deferred tax asset	50,419	51,601
Other assets	12,927	7,268
Total assets	$996,194	$734,578
Liabilities
Current liabilities
Accounts payable	46,790	24,420
Accrued expenses	168,137	109,770
Income taxes and distribution payable	392	151
Payable pursuant to tax receivable agreement, current portion	113	271
Total current liabilities	215,432	134,612
Deferred tax liabilities	15,424	14,674
Other liabilities	33,353	7,297
Payable pursuant to tax receivable agreement, less current portion	38,559	40,162
Long-term debt	165,000	18,000
Total liabilities	467,768	214,745
Stockholders' Equity
Class A Common Stock, par value $0.01 per share, 100,000,000 shares authorized; 19,667,592 shares issued and outstanding as of June 30, 2026; 19,225,848 shares issued and outstanding as of June 30, 2025	195	190
Class B Common Stock, par value $0.01 per share, 25,000,000 shares authorized; 12 shares issued and outstanding as of June 30, 2026; 12 shares issued and outstanding as of June 30, 2025	—	—
Preferred Stock, par value $0.01 per share; 25,000,000 shares authorized; no shares issued and outstanding as of June 30, 2026; no shares issued and outstanding as of June 30, 2025	—	—
Additional paid in capital	48,567	35,253
Accumulated other comprehensive loss, net of tax	(10,631)	(4,646)
Accumulated earnings	486,317	484,664
Total stockholders' equity attributable to Malibu Boats, Inc.	524,448	515,461
Non-controlling interest	3,978	4,372
Total stockholders’ equity	528,426	519,833
Total liabilities and stockholders' equity	$996,194	$734,578

Exhibit 99.1

MALIBU BOATS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)

	Fiscal Year Ended June 30,
	2026	2025
Operating activities:
Net income	$1,707	$15,240
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash compensation expense	5,603	5,916
Non-cash compensation to directors	1,041	1,091
Depreciation	33,147	31,794
Amortization	10,805	6,799
Change in fair value of contingent consideration	(1,597)	—
Unrealized gain on foreign currency exchange	(1,053)	—
Deferred income taxes	2,004	3,870
Adjustment to tax receivable agreement liability	(1,029)	(347)
Other items, net	2,547	2,394
Change in operating assets and liabilities, net of effect from acquisition:
Trade receivables	(8,223)	106
Inventories	20,678	3,373
Prepaid expenses and other assets	4,011	(493)
Accounts payable	(4,543)	6,560
Income taxes receivable and payable	(21)	269
Accrued expenses	6,749	(17,758)
Other liabilities	(3,559)	(2,308)
Payment pursuant to tax receivable agreement	(758)	—
Net cash provided by operating activities	67,509	56,506
Investing activities:
Purchases of property and equipment	(24,663)	(27,917)
Proceeds from sale of property and equipment	352	543
Payment for acquisition, net of cash acquired	(118,305)	—
Net cash used in investing activities	(142,616)	(27,374)
Financing activities:
Proceeds from revolving credit facility	165,000	48,000
Payments on revolving credit facility	(18,000)	(30,000)
Proceeds received from exercise of stock options	—	233
Cash paid for tax withholdings	(1,205)	(1,098)
Distributions to non-controlling LLC Unit holders	(204)	—
Repurchase and retirement of Class A Common Stock	(33,910)	(35,955)
Net cash provided by (used in) financing activities	111,681	(18,820)
Effect of exchange rate changes on cash	843	(255)
Changes in cash	37,417	10,057
Cash—Beginning of period	37,002	26,945
Cash—End of period	$74,419	$37,002

Exhibit 99.1

Supplemental cash flow information:
Cash paid for interest	$3,015	$1,945
Cash paid (refund) for income taxes, net	905	(655)
Non-cash operating, investing and financing activities:
Establishment of deferred tax assets from step-up in tax basis	52	367
Establishment of amounts payable under tax receivable agreements	26	167
Exchange of LLC Units for Class A Common Stock	95	691
Tax distributions payable to non-controlling LLC Unit holders	60	—
Class A shares issued for acquisition	41,706	—
Contingent consideration issued for acquisition	32,599	—
Escrow receivable through earnout holdback	1,709	—
Reclassification of properties to assets held for sale	—	3,059
ROU assets obtained in exchange for lease liabilities	—	1,787
Capital expenditures in accounts payable	531	250

Exhibit 99.1

MALIBU BOATS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income to Non-GAAP Adjusted EBITDA and Adjusted EBITDA Margin (Unaudited):
The following table sets forth a reconciliation of net income as determined in accordance with GAAP to Adjusted EBITDA and Adjusted EBITDA Margin for the periods indicated (dollars in thousands):

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2026	2025	2026	2025
Net income	$7,366	$4,793	$1,707	$15,240
Provision for income taxes	2,360	2,018	740	5,023
Interest expense	1,916	377	3,559	1,883
Depreciation	8,793	8,395	33,147	31,794
Amortization	4,302	1,695	10,805	6,799
Litigation settlement [1]	—	—	—	3,500
Acquisition related step-up inventory amortization [2]	2,391	—	3,128	—
Acquisition and integration related expenses [3]	4,145	—	14,773	—
Adjustment to earnout liability [4]	(2,449)	—	(2,449)	—
Professional fees [5]	1,355	1,112	3,952	4,962
Stock-based compensation expense [6]	1,387	1,619	5,603	5,916
Adjustments to tax receivable agreement liability [7]	(173)	(352)	(1,029)	(347)
Adjusted EBITDA	$31,393	$19,657	$73,936	$74,770
Net Sales	$295,537	$207,039	$914,590	$807,561
Net Income Margin [8]	2.5%	2.3%	0.2%	1.9%
Adjusted EBITDA Margin [8]	10.6%	9.5%	8.1%	9.3%

Exhibit 99.1

(1)	Represents the amount paid pursuant to a settlement agreement with the Chapter 11 trustee (the "Trustee") for Tommy's Fort Worth LLC and its affiliate debtors.
(2)	Acquisition related step-up inventory amortization represents the amortization of the fair value step-up in Saxdor's inventories resulting from the acquisition of Saxdor, which is recorded within Cost of goods sold.
(3)	Represents legal and advisory fees as well as integration costs incurred in connection with our acquisition of Saxdor on March 2, 2026.
(4)	Represents the change in the contingent consideration (earnout) liability recognized in connection with the acquisition of Saxdor on March 2, 2026.
(5)	For fiscal year 2026 and 2025, represents legal and advisory fees, netted with insurance payments, related to ongoing litigation with our insurance carriers related to the Batchelder matters and ongoing litigation with Tommy's Boats and Matthew Borisch.
(6)	Represents equity-based incentives awarded to employees under our long-term incentive plans.
(7)
For fiscal year 2026, we recognized other income from an adjustment in our tax receivable agreement liability mainly due to decreased blended federal and state tax rate used in computing our future tax obligations used as a result of tax reform changes in H.R. 1, commonly referred to as the One Big Beautiful Bill Act ("OB3") and in turn, a $1.0 million decrease in the future benefit we expect to pay under our tax receivable agreement with pre-IPO owners. For fiscal year 2025, we recognized other income from an adjustment in our tax receivable agreement liability mainly due to a decrease in the state tax rate used in computing our future tax obligations and in turn, a decrease in the future benefit we expect to pay under our tax receivable agreement with pre-IPO owners.

(8)	We calculate net income margin as net income divided by net sales and we define adjusted EBITDA margin as adjusted EBITDA divided by net sales.

Exhibit 99.1
Reconciliation of Non-GAAP Adjusted Net Income (Unaudited):
The following table sets forth a reconciliation of net income per share as determined in accordance with GAAP to adjusted net income per share for the periods presented (in thousands except share and per share data):

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2026	2025	2026	2025
Reconciliation of Adjusted Net Income per Share of Class A Common Stock:
Net income attributable to Malibu Boats, Inc.	$7,232	$4,674	$1,653	$14,879
Provision for taxes	2,360	2,018	740	5,023
Litigation settlement [1]	—	—	—	3,500
Acquisition related amortization [2]	4,262	1,659	10,653	6,653
Acquisition related step-up inventory amortization [3]	2,391	—	3,128	—
Acquisition and integration related expenses [4]	4,145	—	14,773	—
Adjustment to earnout liability [5]	(2,449)	—	(2,449)	—
Professional fees [6]	1,355	1,112	3,952	4,962
Stock-based compensation expense [7]	1,387	1,619	5,603	5,916
Adjusted income before taxes	20,683	11,082	38,053	40,933
Income tax expense on adjusted income before income taxes [8]	4,695	2,715	8,638	10,029
Adjusted net income	$15,988	$8,367	$29,415	$30,904

Basic weighted-average shares outstanding	19,723,237	19,326,533	19,304,771	19,664,337

Exhibit 99.1

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2026	2025	2026	2025
Net income attributable to Malibu Boats, Inc.	$0.37	$0.24	$0.09	$0.76
Provision for taxes	0.12	0.10	0.04	0.26
Litigation settlement [1]	—	—	—	0.18
Acquisition related amortization [2]	0.22	0.08	0.55	0.34
Acquisition related step-up inventory amortization [3]	0.12	—	0.16	—
Acquisition and integration related expenses [4]	0.21	—	0.77	—
Adjustment to earnout liability [5]	(0.12)	—	(0.13)	—
Professional fees [6]	0.07	0.06	0.20	0.25
Stock-based compensation expense [7]	0.07	0.08	0.29	0.30
Adjusted income before taxes	1.06	0.56	1.97	2.09
Income tax expense on adjusted income before income taxes [8]	0.24	0.14	0.45	0.51
Adjusted net income	$0.82	$0.42	$1.52	$1.58

(1)	Represents the amount paid pursuant to a settlement agreement with the Chapter 11 trustee (the "Trustee") for Tommy's Fort Worth LLC and its affiliate debtors.
(2)	Represents amortization of intangibles acquired in connection with the acquisitions of Maverick Boat Group, Pursuit, Cobalt, and Saxdor.
(3)	Acquisition related step-up inventory amortization represents the amortization of the fair value step-up in Saxdor's inventories resulting from the acquisition of Saxdor, which is recorded within Cost of goods sold.
(4)	Represents legal and advisory fees as well as integration costs incurred in connection with our acquisition of Saxdor on March 2, 2026.
(5)	Represents the change in the contingent consideration (earnout) liability recognized in connection with the acquisition of Saxdor on March 2, 2026.
(6)	For fiscal year 2026 and 2025, represents legal and advisory fees, netted with insurance payments, related to ongoing litigation with our insurance carriers related to the Batchelder matters and ongoing litigation with Tommy's Boats and Matthew Borisch.
(7)	Represents equity-based incentives awarded to employees under our long-term incentive plans.
(8)
Reflects income tax expense at an estimated normalized annual effective income tax rate of 22.7% and 24.5% of income before taxes for fiscal year 2026 and 2025, respectively. The estimated normalized annual effective income tax rate for fiscal years 2026 and 2025 is based on the federal statutory rate plus a blended state rate adjusted for the research and development tax credit, the foreign derived intangible income deduction, and foreign income taxes attributable to our international subsidiaries.

Exhibit 99.1
Reconciliation of Non-GAAP Free Cash Flow (Unaudited):

Non-GAAP Reconciliation

The following table sets forth a reconciliation of net cash provided by operating activities to free cash flow for the periods presented (dollars in thousands):

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2026	2025	2026	2025
Net cash provided by operating activities	$26,950	$21,039	$67,509	$56,506
Net cash (used for) provided by:
Plus: Capital expenditures	(10,055)	(6,954)	(24,663)	(27,917)
Plus: Proceeds from the sale of property, plant and equipment	99	155	352	543
Free cash flow	$16,994	$14,240	$43,198	$29,132

Net cash used in investing activities	$(2,307)	$(6,799)	$(142,616)	$(27,374)
Net cash (used in) provided by financing activities	$(552)	$(15,965)	$111,681	$(18,820)